EXHIBIT 2 (f)


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

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 20, 1997, by and between RPM Incorporated, a Delaware corporation (the "Company"), The Tirex Corporation, a Delaware corporation (the "Tirex"), and Tirex Sub, Inc., a Delaware corporation ("T-Sub" or the "Purchaser").

      WHEREAS, the Boards of Directors of the Purchaser, Tirex and the Company have each determined that it is in the best interests of their respective stockholders for the Purchaser to acquire all of the issued and outstanding shares of the Company upon the terms and subject to the conditions set forth herein; and

      WHEREAS, in furtherance of such acquisition, the Boards of Directors of the Purchaser, Tirex, and the Company have each approved the merger of the Company with and into the Purchaser in accordance with the General Corporation Law of the State of Delaware (the "GCL") and on a tax free basis upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

      SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the GCL, the Company shall be merged (the "Merger") with and into the Purchaser as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof. Following the Merger, the Purchaser shall continue as the surviving corporation and the separate corporate existence of the Company shall cease.

      SECTION 1.02 Effective Time. The Merger shall become effective upon filing with the Delaware Secretary of State of a certificate of merger executed in accordance with the relevant provisions of the GCL (the time the Merger becomes effective being the "Effective Time").

      SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limitation, upon the effectiveness of the Merger: (a) the separate existence of the Company shall cease; (b) the Purchaser as the surviving corporation shall possess all of the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and the Purchaser; (c) all real and personal property, tangible and intangible, of every kind and description belonging to the Company and the Purchaser shall be


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vested in the  Purchaser as the  surviving  corporation  without  further act or deed; (d) the Purchaser as the surviving corporation shall be liable for all the obligations and liabilities of each of the Company and the Purchaser except that the Company and the Purchaser shall each remain liable for and may enforce the Merger and any claim existing or action or proceeding pending by or against either the Company or the Purchaser as if the Merger had not taken place. Notwithstanding the foregoing, the principal shareholders of the Company, signatories to the indemnification agreement attached as Schedule 1.3(d) hereto, will indemnify Tirex and the Purchaser and hold Tirex and the Purchaser, and each of them, harmless from and against any and all losses, claims, damages. liabilities, or obligations arising out of or in any way connected with any activities of the Company, or by any person on behalf of the Company, prior to the Merger which activity has not been previously disclosed to Tirex or the Purchaser; (e) Tirex shall fully and absolutely assume all of the obligations under the Debentures (as defined below); and (e) neither the rights of creditors nor any liens upon or security interests in the property of either the Company or the Purchaser shall be impaired by the Merger.

      SECTION 1.04 Certificate of Incorporation and By-Laws. Without further action by the Company or the Purchaser, the Certificate of incorporation and By-laws of the Purchaser as in effect at the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Purchaser as the surviving corporation.

      SECTION 1.05 Directors. The directors of the Purchaser at the Effective Time shall be the directors of the Purchaser as the surviving corporation until their successors shall have been duly elected or appointed and qualified. The directors of Tirex at the Effective Time shall be the directors of Tirex, until their successors shall have been duly elected or appointed and qualified.

      SECTION 1.06 Officers. The officers of the Purchaser at the Effective Time shall be the officers of the Purchaser as the surviving corporation, until their successors have been duly appointed.

      SECTION 1.07 Conversion of Shares. At the Effective Time, each of the issued and outstanding shares of Common Stock, par value $.001 of the Company ("Company Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof be changed by operation of law into one share of Common Stock, par value $.001 per share of Tirex ("Tirex Common Stock").

      SECTION 1.08 Shareholders' Consents. Each of the Company and T-Sub, acting through their respective Boards of Directors, shall in accordance with applicable law, obtain the written consent of the holders of a majority of its issued and outstanding shares approving this Agreement and the transactions contemplated hereby.

      SECTION 1.09 Filing of Certificate of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth herein, the Company and the Purchaser shall execute and file a Certificate


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

of Merger in the manner required by the GCL and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section, a closing (the "Closing") will be held at the offices of Frank J. Hariton, Esq., New York, New York (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The consummation of the Closing is hereinafter referred to as the "Effective Time".

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      The Company represents and warrants as follows to each of the Purchaser and Tirex, that except as set forth in the Disclosure Schedule annexed hereto (the "Company Disclosure Schedule"):

      SECTION 2.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a material adverse effect on the business operations or financial condition of the Company taken as a whole. The Company is not by reason of the conduct of its business or the ownership of property, or otherwise, required to qualify as a foreign corporation in any jurisdiction. The Company has heretofore made available to the Purchaser accurate and complete copies of the Certificate of Incorporation and By-laws, as currently in effect, of the Company. The Company has no subsidiaries and is not a party to any partnership, agency or joint venture agreement.

      For purposes of this Agreement, the term "subsidiary" shall mean each corporation or other entity in which a corporation owns or controls, directly through one or more subsidiaries, any of the stock or other interests having general voting power in the election of directors or persons performing similar functions.

      SECTION 2.02 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.0001 per share, of which 3,000,000 shares (the "Company Shares"), were issued and outstanding as of the date hereof and 1,000,000 shares of preferred stock, none of which have been issued and none of which shall be issued prior to the Closing. All of the issued and outstanding Company Shares are validly issued, fully paid and non-assessable and free of preemptive rights. Any and all sales of the 3,000,000 currently issued and outstanding Company shares, which were issued prior to March 31, 1997, in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). Except for the Company Shares, there are no shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue,


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transfer,  sell or pay any amount  with  respect to any of its  securities.  The
Company may issue up to an additional 850,000 shares in of common stock prior to the closing in connection with the private placement described herein, which, when issued, shall be deemed to be Company Common Stock and be converted into shares of Tirex Common Stock at the Effective Time on a one for one basis.

      SECTION 2.03 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and the Shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the provisions of any bankruptcy, insolvency, moratorium or similar law applicable to the rights of creditors generally.

      SECTION 2.04 No Violations. Except for the filing and recordation of a Certificate of Merger as required by the GCL and any and all filings required under applicable state or federal securities laws, in the private placement described herein or otherwise, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for filings, permits, authorizations, consents or approvals, the failure to obtain which would not in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Company taken as a whole or which would not prevent or delay in any material respect the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company is a party or by which it or its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole prior to the Merger or of the Purchaser or Tirex after the Merger and which would not prevent or delay in any material respect the consummation of the transactions contemplated hereby (each of such effects being referred to as a "Material Adverse Effect," provided that, for


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the purposes of Article III hereof,  the term "Material Adverse Effect" shall be deemed to refer to the occurrence of any such event with respect to the financial condition, results of operations or business of the Purchaser, and further provided that, for the purposes of Article IV hereof, the term "Material Adverse Effect" shall be deemed to refer to the occurrence of any such event with respect to the financial condition, results of operations or business of Tirex).

      SECTION 2.05 Financial Statements. Except as set forth on the Company Disclosure Schedule, the Company has never engaged in any business or fund raising activities and has had no income or incurred no liabilities of any kind. The Company Disclosure Schedule sets forth a balance sheet of the Company as at September 30, 1997 (the "Company Balance Sheet"). September 30, 1997 shall hereinafter sometimes be referred to as the Company Balance Sheet Date. The Purchaser has been advised that the Company has not retained independent accountants for the purpose of conducting any audit. In the event that the Purchaser determines that it requires an audited financial statement of the Company, the Purchaser shall prepare the same at its own cost and expense. The principals of the Company shall cooperate with the Purchaser in the preparation of the such financial statements, but shall not be required to retain any professionals or incur any out of pocket expense in connection therewith.

      SECTION 2.06 Properties.

      (a) The Company's only property at the time of the Closing shall be cash and cash equivalents as set forth below in Section 6.01(c) hereof.

      (b) There is no violation of any law, regulation or ordinance relating to the properties and assets of the Company and its subsidiaries except such violations as would not, in the aggregate, have a Material Adverse Effect.

      SECTION 2.07 No Undisclosed Liabilities. Except as set forth herein and on the Company Disclosure Schedule, the Company has never engaged in any business or fund raising activities and has had no income or incurred no liabilities of any kind. The Purchaser acknowledges that it is aware that the Company and its principal shareholders, Dr. Eugene Stricker and Mark Schindler have a Consulting Agreement with Tirex pursuant to which it has provided business advice to Tirex and has accrued and continues to accrue fees payable by Tirex at the rate of $4,000 per month. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition situation or set of circumstances which could reasonably result in such a liability, other than:

            (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

            (b) liabilities arising under this Agreement; and

            (c) liabilities which would not, in the aggregate, have a Material Adverse Effect.


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

      SECTION 2.08 Litigation. There are no actions, suits, or proceedings pending against, or to the knowledge of the Company, threatened against the Company before any court or arbitrator or any governmental body, agency or official.

      SECTION 2.09 Taxes. The Company has duly filed with the appropriate federal, state and local governments or governmental agencies, all federal, state and local income tax returns and declarations of estimated tax and all other material tax returns and reports required to be filed and has paid in full when due all taxes, licenses and fees, including interest and penalties, shown to be due thereon.

      SECTION 2.10 Absence of Certain Changes. Except for activities preparatory to the conduct of the private placement discussed herein, the Company has not engaged in any business activity since the Balance Sheet Date and, except for activities related to and preparatory to the conduct of the private placement discussed herein, the Company shall not engage in any material business activities prior to the Closing.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

      The Purchaser represents and warrants as follows to the Company, except as set forth in the Disclosure Schedule annexed hereto (the "Purchaser Disclosure Schedule"):

      SECTION 3.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not in the aggregate have a material adverse effect on the business operations or financial condition of the Purchaser taken as a whole. The Purchaser is not by reason of the conduct of its business or the ownership of property, or otherwise, required to qualify as a foreign corporation in any jurisdiction. The Purchaser has heretofore made available to the Purchaser accurate and complete copies of the Certificate of Incorporation and By-laws, as currently in effect, of the Purchaser. The Purchaser has no subsidiaries and is not a party to any partnership, agency or joint venture agreement.

      For purposes of this Agreement, the term "subsidiary" shall mean each corporation or other entity in which a corporation owns or controls, directly through one or more subsidiaries, any of the stock or other interests having general voting power in the election of directors or persons performing similar functions.

      SECTION 3.02 Capitalization. The authorized capital stock of the Purchaser consists of 1,000 shares of Purchaser Common Stock, par value $.0001 per share, of which 100 shares (the "Purchaser Shares"), were issued and outstanding as of the date hereof. All of the


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issued  and  outstanding  Purchaser  Shares  are owned by Tirex and are  validly issued, fully paid and non-assessable and free of preemptive rights. Except for the Purchaser Shares, there are no shares of capital stock of the Purchaser issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Purchaser to issue, transfer, sell or pay any amount with respect to any of its securities.

      SECTION 3.03 Authority Relative to this Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser and the shareholders of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the provisions of any bankruptcy, insolvency, moratorium or similar law applicable to the rights of creditors generally.

      SECTION 3.04 No Violations. Except for the filing and recordation of a Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement, except for filings, permits, authorizations, consents or approvals, the failure to obtain which would not in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Purchaser taken as a whole or which would not prevent or delay in any material respect the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which it or its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, or any of its properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Purchaser and its subsidiaries taken as a whole and which would not prevent or delay in any material respect the consummation of the transactions contemplated hereby (each of such effects being referred to as a "Material Adverse Effect," provided that, for the purposes of Article III hereof, the term "Material Adverse Effect" shall be deemed to refer to the occurrence of any such event with respect to the financial condition, results of operations or business of the Purchaser).


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

      SECTION 3.05 Financial Statements. The Purchaser Disclosure Schedule sets forth a balance sheet of the Purchaser as at November 15, 1997 (the "Purchaser Balance Sheet"). November 15, 1997 shall hereinafter sometimes be referred to as the Purchaser Balance Sheet Date. The Company has been advised that the Purchaser has not retained independent accountants for the purpose of conducting any audit.

      SECTION 3.06 Properties.

            (a) As of the date hereof, the Purchaser does not, and as at the date of the Closing, the Purchaser will not have assets of any kind whatsoever, except for those which the Purchaser will acquire through the Merger.

            (b) There is no violation of any law, regulation or ordinance relating to the properties and assets of the Purchaser and its subsidiaries except such violations as would not, in the aggregate, have a Material Adverse Effect.

      SECTION 3.07 No Undisclosed Liabilities. There are no liabilities of the Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition situation or set of circumstances which could reasonably result in such a liability, other than:

            (a) liabilities disclosed or provided for in the Purchaser Balance Sheet or in the notes thereto;

            (b) liabilities arising under this Agreement; and

            (c) liabilities which would not, in the aggregate, have a Material Adverse Effect.

      SECTION 3.08 Litigation. There are no actions, suits, or proceedings pending against, or to the knowledge of the Purchaser, threatened against the Purchaser before any court or arbitrator or any governmental body, agency or official. None of such matters disclosed in the Purchaser Disclosure Schedule have a reasonable likelihood of having a Material Adverse Effect.

      SECTION 3.09 Taxes. The Purchaser has duly filed with the appropriate federal, state and local governments or governmental agencies, all federal, state and local income tax returns and declarations of estimated tax and all other material tax returns and reports required to be filed and has paid in full when due all taxes, licenses and fees, including interest and penalties, shown to be due thereon.

      SECTION 3.10 Absence of Certain Changes. Except for activities preparatory to the Merger, the Purchaser has not engaged in any business activity since the Balance Sheet


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Date and, except for activities  related to and  preparatory to the Merger,  the
Purchaser shall not engage in any material business activities prior to the Closing.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF TIREX

      Tirex represents and warrants to the Company as follows, except as set forth in the Disclosure Schedule annexed hereto (the "Purchaser Disclosure Schedule"):

      SECTION 4.01 Organization. Tirex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a Material Adverse Effect. The Disclosure Schedule sets forth the names and jurisdictions of incorporation of each subsidiary of Tirex. Tirex has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and By-laws, as in effect on the date hereof.

      SECTION 4.02 Authority Relative to this Agreement. Tirex has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company's Board of Directors has authorized the transactions contemplated herein and have determined that the transactions contemplated herein are in the best interests of Tirex and its Shareholders. No other corporate proceedings on the part of Tirex are necessary to authorize this Agreement or to consummate the transactions so contemplated. Subject to the approval of Tirex' shareholders, this Agreement has been duly and validly executed and delivered by Tirex and constitutes a valid and binding agreement of Tirex, enforceable in accordance with its terms, subject to the provision of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally.

      SECTION 4.03 No Violations. Except for applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act") and the filing and recordation of a Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Tirex of the transactions contemplated by this Agreement, except for filings, permits, authorizations, consents or approvals, the failure to obtain which would not have a Material Adverse Effect. Neither the execution and delivery of this Agreement by Tirex nor the consummation by Tirex of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right to termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or


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obligation  to which it is a party  or by which it or any of its  properties  or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of (ii) and (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of Tirex and which would not prevent or delay in any material respect the transactions contemplated hereby.

      SECTION 4.04 Financial Statements. The Tirex Disclosure Schedule incorporates by reference Tirex' Form 10-KSB (the "10-KSB") for the year ended June 30, 1997 and the balance sheets of Tirex as at June 30, 1996 and June 30, 1997 (Tirex Balance Sheet"), together with statements of results of operations and cash flows for the three fiscal years ended June 30, 1997 and the report of Nevoso, Pivirotto, Pinkham & Foster, LLC, certified public accountants, thereon all of which are included in the 10-KSB as well as any and all subsequent Exchange Act filings made by Tirex. June 30, 1997 is hereinafter referred to as the "Tirex Balance Sheet Date." Each of the balance sheets (including the related notes) included in Tirex Disclosure Schedule fairly presents the consolidated financial position of Tirex as at of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the consolidated results of operations and the cash flows of Tirex for the respective fiscal periods covered thereby. Each of such financial statements has been prepared in accordance with generally accepted accounting principles consistently applied during the periods covered, except as otherwise noted therein.

      SECTION 4.05 Properties.

      (a) Tirex and its subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in (which leases are in full force and effect and with respect to which no event of default has occurred and is continuing), all properties and assets (whether real or personal, and whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date in the ordinary course of business consistent with past practices and except for such defects in title and leasehold interests (including defaults with respect thereto) as would not materially adversely affect (or have a reasonable likelihood of so doing) Tirex' right to continue to conduct of Tirex' business in the manner currently so conducted.

      (b) There is no violation of any law, regulation or ordinance (including without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the properties and assets of Tirex and its subsidiaries except such violations as would not, in the aggregate, have a Material Adverse Effect.

      SECTION 4.06 No Undisclosed Liabilities. There are no liabilities of Tirex of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition situation or set of circumstances which could reasonably result in such a liability, other than:


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

            (a) liabilities disclosed or provided for in the Tirex Balance Sheet or in the notes thereto;

            (b)  liabilities   incurred  in  the  ordinary  course  of  business
      consistent with past practices since the Tirex Balance Sheet Date;

            (c) liabilities arising under this Agreement; and

            (d) liabilities which would not, in the aggregate, have a Material Adverse Effect.

      SECTION 4.07 Litigation. Except as are disclosed in the 10-KSB, there are no actions, suits, or proceedings pending against, or to the knowledge of Tirex, threatened against Tirex before any court or arbitrator or any governmental body, agency or official. None of such matters disclosed have a reasonable likelihood of having a Material Adverse Effect.

      SECTION 4.08 Taxes. Except as disclosed in the financial statements referred to in Section 4.04, Tirex has (i) duly filed with the appropriate federal (US and Canadian), state and local governments or governmental agencies, all federal, state and local income tax returns and declarations of estimated tax and all other material tax returns and reports required to be filed and have paid in full when due all taxes, licenses and fees, including interest and penalties, shown to be due thereon, and (ii) has established reserves in the Tirex Balance Sheet that, in the aggregate, are adequate for the payment of taxes not yet due with respect to Tirex' operations through the Tirex Balance Sheet Date. All material claims for federal, state and local taxes asserted against Tirex have either been paid or adequately provided for on the Tirex Balance Sheet. The federal income tax returns required to be filed by Tirex have either been examined by the Internal Revenue Service or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension and any deficiencies or assessments asserted in writing by the Internal Revenue Service have either been paid, settled or adequately provided for in the Balance Sheet. Neither Tirex nor any subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986 (the "Code"). Tirex has not agreed and has not been required to make any adjustment under Section 481(a) of the Code by reason of a change of accounting or otherwise. Tirex has withheld from employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

      SECTION 4.09 Absence of Certain Changes. Except for: (i) transactions, changes, events, obligations and liabilities contemplated by this Agreement;
(ii) transactions, changes, events, obligations and liabilities disclosed in the financial statements referred to in Section 4.04; (iii) transactions, changes, events, obligations and liabilities which individually or in the aggregate, have not had a Material Adverse Effect, since the Balance Sheet Date:

            (a) there have been no changes in the business, condition (financial or otherwise), operations, manner of conduct of business or operations, assets or liabilities of Tirex, other than changes in the ordinary course of business;

            (b) no liability or obligation of Tirex has been paid, discharged or incurred other than in the ordinary course of business;

            (c) there has been no damage, destruction, or loss, whether or not covered by insurance, materially adversely affecting the business or property of Tirex;

            (d) Tirex has not sold, mortgaged, pledged or subjected to any lien or other encumbrance or otherwise transferred any material assets or properties used in the conduct of its business; and

            (e) Tirex has not entered into any transaction other than in the ordinary course of business.

                                    ARTICLE V
                                    COVENANTS

      SECTION 5.01 Conduct of the Business of Tirex, the Purchaser and the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of the Purchaser, the Company, Tirex and Tirex' other subsidiaries will each conduct its respective operations according to its ordinary course of business and consistent with past practice, and will each use its reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, landlords, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Purchaser, the Company, Tirex (and each of its other subsidiaries) will not, without the prior written consent of the other:

            (a) amend its Certificate of Incorporation or By-laws;

            (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of stock of any class or any other securities, except (i) as required by non-employee and Employee Option or compensation agreements in effect on the date hereof; (ii) in connection with an offering of up to 28 Units for a maximum aggregate of $700,000 with H.J. Meyers & Co., Inc. as placement agent (the "Concurrent Offering");

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

            (d) except in the ordinary course of business consistent with past practices or in connection with the Financing contemplated hereby (i) incur or assume any long-term or short-term debt; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except wholly-owned subsidiaries of the Company; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

            (e) except pursuant to written agreements in effect on the date hereof, acquire, sell, lease, create liens with respect to or dispose of any material assets outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business;

            (f) except as may be required by law, take any action to initiate, terminate or amend any of its employee benefit plans; and

            (g) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

      SECTION 5.02 Access to Information.

      (a) Between the date of this Agreement and the Effective Time, each of the Company, Tirex, and the Purchaser will give the other and its authorized representatives, and potential sources of financing for the transactions contemplated hereby and their authorized representatives, access to its respective facilities, books and records as the other may reasonably request, will permit the other to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other with such financial and operating data and other information with respect to its business and properties as the other may from time to time reasonably request.

      (b) Each of Purchaser and the Company will hold and will cause its affiliates, associates and representatives to hold in strict confidence all documents and information concerning the other furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of the disclosing party, or (ii) later lawfully acquired by the disclosing party (or its affiliates) from other sources) and will not release or disclose such information to any other person, except in connection with this Agreement to (i) its representatives and (ii) financing sources, after such financing sources have agreed to be bound by the terms of confidentiality agreements substantially equivalent to the provisions of this Section 5.02(b) (it being understood that such persons shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser to treat such information confidentially); provided that each party and its representatives may provide such documents or information in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the documents or information which, on the advice of counsel, is legally required to be furnished. If the transactions contemplated by this Agreement are not consummated, such confidence shall continue to be maintained in accordance with the terms and conditions above set forth.

      SECTION 5.03 Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      SECTION 5.04 Consents. The parties each will use their respective best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this
Agreement, unless the failure to obtain such consents will not, in the aggregate, have a Material Adverse Effect on any party.

      SECTION 5.05 Public Announcements. The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to mutual agreement upon the text hereof, except as may be required by law.

      SECTION 5.06 Notification of Certain Matters. Each of the Company, the Purchaser and Tirex agree to give prompt notice to each other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time (including any such occurrence or failure of which either party is or becomes aware with respect to the other) and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.07 Assumption of Debt, Issuance of Shares. Tirex covenants agrees with the Company that it will fully and unconditionally assume the indebtedness and other obligations represented by the Debentures and that it will issue the shares of Tirex Common Stock required to be issued to the holders of the Company's common stock pursuant to the terms of the Certificate of Merger and the subscription document in the private placement within five business days of each closing in the private placement.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION
                                  OF THE MERGER

      SECTION 6.01 Conditions to the Obligations of the Purchaser and Tirex. The obligations of the Purchaser and Tirex are, at the Purchaser's and Tirex' option, subject to the fulfillment of the conditions hereinafter set forth:

            (a) The Company shall have performed and complied with all of the conditions and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects.

            (b) The representations and warranties of the Company contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct as of the Effective Time, except for changes contemplated by this Agreement, and the Purchaser shall have received a certificate of the President of the Company to such effect.

            (c) The Company shall have completed at least the minimum amount of a private placement on a "best efforts, 30 Units or none basis" of 85 Units each comprised of one $10,000 principal amount 10% convertible debenture each convertible into a Common Share at the rate of $.20 (the "Debenture") and 10,000 Common Shares pursuant to the terms and conditions of a Private Placement Memorandum to be dated November , 1997 and any and all supplements and amendments thereto . The Company shall have assets comprised of the gross proceeds of the private placement less a placement agent's commission of 10%, attorney's fees of no more than $5,000 and attorneys reasonable disbursements. In the event that the closing is effected after the sale of the minimum amount of the private placement, but before the completion of the private placement, then the private placement shall continue and the Units shall thereafter be comprised of a $10,000 Tirex debenture with terms and conditions identical to the Debentures and 10,000 shares of Tirex common stock.

            (d) There shall have been no Material Adverse Change in the business, properties or financial condition of the Company from such condition on the date hereof.

            (e) On the Closing Date (i) there shall be no injunction, restraining order, or order of any nature issued by a court of competent jurisdiction which directs that any transaction contemplated by this Agreement shall not be consummated and (ii) there shall be no suit, action, investigation or other proceeding pending or threatened by any governmental agency or private party seeking to restrain or prohibit the consummation of any material transaction contemplated hereby or the obtaining of any material amount of damages from any party hereto or any officer or director of any such party, in connection with the Merger.

            (f) The issued and outstanding shares of the Company's Common Stock shall consist of not more than: (i) the number of shares sold in the private placement (from 300,000 to 850,000) plus (ii) the 3,000,000 shares issued and outstanding on the date hereof.

            (g) Purchaser shall have received an opinion from Frank J. Hariton, Esq., reasonably satisfactory to Purchaser and its counsel which shall state, among other things, that all issuances of the Company's Common Stock occurred no less than six months prior to the effective date of the Merger and that, upon the filing of a Form D by the Purchaser and/or Tirex, the merger of the Company and Purchaser will qualify under Rule 506 of Regulation D.

            (h) The principal shareholders will have provided the Company with the Indemnification Agreement required under Section 1.03(d) hereof.

      SECTION 6.02 Conditions to the Obligations of the Company. The obligations of the Company are, at the Company's option, subject to the fulfillment of the conditions hereinafter set forth.

      (a) The Purchaser and Tirex shall have each performed and complied with all of the conditions and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects.

      (b) The representations and warranties of each of the Purchaser and Tirex contained herein shall have been true and correct in all material respects as of the date hereof and shall be true and correct as of the Effective Time and the Company shall have received a certificate of the President of each of the Purchaser and Tirex to such effect.

      (c) There shall have been no Material Adverse Change in the business, properties or financial condition of the Purchaser or Tirex from such condition on the date hereof.

      (d) The Letter of Intent, dated August 13, 1997, between Tirex and H.J. Meyers & Co., Inc., relating to a public offering of Tirex' securities, shall not have been abandoned or materially modified.

      (e) On the Closing Date (i) there shall be no injunction, restraining order, or order of any nature issued by a court of competent jurisdiction which directs that any transaction contemplated by this Agreement shall not be consummated and (ii) there shall be no suit, action, investigation or other proceeding pending or threatened by any governmental agency or private party seeking to restrain or prohibit the consummation of any material transaction contemplated hereby or the obtaining of any material amount of damages from any party hereto or any officer or director of any such party, in connection with the consummation of the Merger.

      (f) The Company shall have received an opinion from Frances Katz Levine, Esq., reasonably satisfactory to the Company and its counsel.

      (g) Tirex and the Company shall have agreed that certain consulting agreement by and among them and Dr. Eugene Stricker and Mark Schindler, dated as of June 9, 1997, pursuant to which the Company has rendered services to Tirex and pursuant to which the Company has accrued all fees which have been due and payable, shall continue in effect notwithstanding the merger. The parties acknowledge that the Company's shareholders prior to the private placement are receiving 3,000,000 shares of Tirex common stock in the Merger in consideration of all consulting fees heretofore and hereafter accrued.

                                   ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

      SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

            (a) by mutual written consent of the Purchaser and the Company;

            (b) by the Purchaser or the Company if the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

            (c) by the Purchaser or the Company if any United States, Canada or state or provincial governmental authority or other agency or commission or United States, Canada, or state or provincial court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and is permanent and non-appealable and has the effect of prohibiting consummation of the Merger or the provision of the financing necessary for such transactions.

      Any unilateral  termination  of this  Agreement  permitted by this Section
6.01 shall be effective upon the giving of the written notice by the terminating party in the manner provided herein.

      SECTION 7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions relating to confidentiality and non-disclosure of information. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

      SECTION 7.03 Amendment. This Agreement may be amended by action taken by the Company and the Purchaser at any time before or after adoption of the Effective Date, no amendment shall be made which changes the amount or form of consideration to be paid in the Merger or adversely affects the rights of the Company's or Purchaser's shareholders hereunder without the approval of such shareholders. It is acknowledged and agreed that an amendment which extends the time by which the Effective Time must occur in order to obtain any required third party or governmental consent or to comply with any judicial or administrative ruling or order shall not be deemed to adversely affect such rights. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

      SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreements on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.01 Survival. The representations and warranties made herein shall not survive beyond the Effective Time. The covenants and agreements of the parties in this Agreement shall survive in accordance with their terms, and when no term is specified, shall survive indefinitely.

      SECTION 8.02 Brokerage Fees and Commissions. Except for placement agent fees in connection with the private placement described herein, each of the Purchaser and Tirex hereby represents and warrants to the Company with respect to the Purchaser and Tirex and the Company hereby represents and warrants to each of the Purchaser and Tirex with respect to the Company, that no person or entity is entitled to receive from the Company, Tirex or the Purchaser, respectively, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

      SECTION 8.03 Entire Agreement; Assignment. This Agreement (including any other agreements referred to herein) (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that the Purchaser may assign its rights and obligations to any subsidiary of the Purchaser or of Tirex, but no such assignment shall relive the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 8.04 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      SECTION 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex, or by recognized overnight courier (including, but not limited to Federal Express, Airborne Express, D.H.L. and UPS) to the respective parties as follows:

      If to the Company:             RPM Incorporated
                                     150 East 58th Street - 24th Floor
                                     New York, New York 10022
                                        Attn.: Dr. Eugene Stricker, President

      With a copy to:                Frank J. Hariton, Esq. at
                                     1350 Avenue of the Americas - 29th Floor
                                     New York, New York 10019
                                     Through October 30, 1997 and thereafter at
                                     Suite 3000
                                     The Empire State Building
                                     350 Fifth Avenue
                                     New York, New York 10118

      If to Tirex:                   The Tirex Corporation
                                     740 St. Maurice Avenue
                                     Montreal, Quebec H3C 1L5
                                        Attn: Terence C. Byrne, President

      With a Copy to:                Frances Katz Levine, Esq.
                                     621 Clove Road
                                     Staten Island, New York 10310

      If to the Purchaser:           Tirex Sub, Inc.
                                     c/o The Tirex Corporation
                                     740 St. Maurice Avenue
                                     Montreal, Quebec H3C 1L5
                                        Attn: Terence C. Byrne, President

      With a Copy to:                Frances Katz Levine, Esq.
                                     621 Clove Road
                                     Staten Island, New York 10310

      or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.


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

      SECTION 8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, provided, however, that the consummation and effectiveness of the merger shall be governed by and construed in accordance with the laws of the State of Delaware.

      SECTION 8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

      SECTION  8.10  Specific   Performance.   The  parties  hereto  agree  that
irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereto and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      IN WITNESS WHEREOF, the undersigned has executed this Agreement and Plan of Merger as of the 20th day of October, 1997.

                                         RPM INCORPORATED

                                         By: /s/ Dr. Eugene Stricker
                                             -----------------------------------
                                                 Dr. Eugene Stricker, President

THE TIREX CORPORATION                    TIREX SUB, INC

By: /s/ Terence C. Byrne                 By: /s/ Terence C. Byrne
    -------------------------------          -----------------------------------
        Terence C. Byrne, President              Terence C. Byrne, President


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